Exhibit 99.1

NOT FOR RELEASE

Investor Relations: Erica Abrams The Blueshirt Group +1 415.217.5864 erica@blueshirtgroup.com	Press: Stacy O. Mitchell JLM Partners +1 206.381.3600 stacy@jlmpartners.com

Matthew Hunt The Blueshirt Group +1 415.489.2194 matt@blueshirtgroup.com
BigBand Networks Announces New Director
Investor David Lockwood Joins Board of Directors
REDWOOD CITY, Calif., — July 30, 2010 — BigBand Networks, Inc. (Nasdaq: BBND), a leading innovator in digital video networking, today announced the addition of David Lockwood as a new member of its Board of Directors. Mr. Lockwood’s appointment to the Board is effective July 29, 2010.
David Lockwood has a long history as an executive and investor. He is the Managing Partner of VA SmallCap Partners, LLC (“ValueAct SmallCap”), one of BigBand Networks’ largest stockholders. Prior to his tenure with ValueAct SmallCap, Mr. Lockwood was Chairman and CEO of Liberate Technologies, a provider of software for digital cable systems. Before serving at Liberate Technologies, he was Vice Chairman and CEO of Intertrust Technologies Corporation, a company that develops and licenses intellectual property.
“I welcome David Lockwood to the BigBand Networks Board. David will bring extensive experience to the Board and help us build on our industry leading position in digital video networking,” commented Amir Bassan-Eskenazi, President and Chief Executive Officer of BigBand Networks.
About BigBand Networks
BigBand Networks, Inc. (NASDAQ: BBND) provides broadband service providers with innovative digital video networking solutions designed to make it easier to move, manage and monetize video. These solutions are based on BigBand’s video-networking platforms that are built to enable efficient and reliable delivery across a wide range of services, including digital TV, high definition TV, advanced advertising, video-on-demand and interactive TV. BigBand Networks’ has done business with more than 200 customers — including seven of the ten largest service providers in the U.S. — and leading cable and telco service providers in North America, Asia and Europe. BigBand Networks is based in Redwood City, Calif., with offices worldwide. For additional information about the company, please call +1.650.995.5000, email info@bigbandnet.com or visit www.bigbandnet.com.
BigBand Networks’ brand and product names are service marks, trademarks or registered trademarks of BigBand Networks, Inc. in the United States and other countries. All other marks are the property of their respective owners.